Exhibit 99.1

Sipex Announces Closing of $30 Million Convertible Senior Note Offering
Thursday May 18, 8:17 pm ET

MILPITAS, Calif., May 18 /PRNewswire-FirstCall/ — Sipex Corporation (OTC: SIPX.PK — News) today announced the sale of $30 million of 5.5% Convertible Senior Notes due 2026 in a private placement.

“We believe this successful offering will provide the financing to allow Sipex to fully execute our recovery plan and build value for our shareholders, customers, and employees,” said Ralph Schmitt, CEO. “The investors involved in this placement are top tier firms that believe in the future of our company.”

“Over the past six months, all shareholder actions against Sipex arising from the Company’s restatement of its financials for 2003 and 2004 have been resolved. Additionally, the Company has completed the sale and property lease-back of its Hillview facility in Milpitas, CA and announced the signing of a definitive agreement with Silan enabling Sipex to transition to a fabless semiconductor company. The resources provided by this successful $30 million convertible offering will allow us to complete this transition. This is a major step forward for the company,” said Sipex CFO Clyde Ray Wallin.

The Notes bear interest of 5.5% per year, payable semi-annually on May 15 and November 15 of each year, commencing on November 15, 2006, and mature on May 16, 2026. The Notes are convertible into common stock at any time at a fixed conversion price of $2.68 per share. If fully converted, the principal amount of the Notes would convert into approximately 11,194,030 shares of the Company’s common stock. At any time following the effectiveness of a registration statement related to the resale of the common stock issuable upon the conversion of the Notes, the Company may, subject to certain conditions, elect to automatically convert the Notes into common stock if the average price of the Company’s common stock exceeds 150% of the conversion price for at least 20 trading days during any consecutive 30 trading-day period, ending within 5 days of the notice of automatic conversion. The Company has the right to redeem the notes at par plus accrued interest at anytime after May 15, 2009 and the purchasers have the right to require the Company to repurchase the Notes at par plus accrued interest on May 15 in 2011, 2016, and 2021.

The Company also issued to the purchasers of the Notes, warrants to purchase an aggregate of 1,679,104 shares of common stock of the Company at a rate of 55.97 warrants per $1,000 of principal amount of notes purchased. The warrants are exercisable at $3.216 per share and expire in 2011.

The Company has also agreed to file, by August 15, 2006, a registration statement with the Securities and Exchange Commission covering the resale of the Notes, the warrants and the common stock issuable upon conversion of the Notes and exercise of the warrants.

Piper Jaffray & Co. served as the exclusive placement agent for the offering.

About Sipex Corporation

Sipex Corporation is a semiconductor company that designs, manufactures and markets high performance, value-added analog integrated circuits (IC). Sipex serves the broad analog signal processing market with interface, power management and optical storage ICs for use in automotive, portable products, computing, communications, and networking infrastructure markets. The company is headquartered in Milpitas, California with additional offices in Billerica, MA, Belgium, Canada, China, Germany, Japan and Taiwan. Sipex sells products direct and through its distribution channels. For more information about Sipex, visit www.sipex.com.

Safe Harbor

This press release contains forward-looking statements. Statements regarding the Company’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. All such forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to significant risks and uncertainties. In particular, the forward-looking statements include the statements regarding the future growth of the Company and the Company’s transition to a fabless semiconductor company. These statements are predictions and involve risks and uncertainties, such that actual results may differ significantly. These risks include, but are not limited to, the risk that due to overall market conditions or as a result of issues unique to the Company, the Company may not be able to achieve the anticipated growth and has encountered and may continue to encounter difficulties in its transition to a fabless semiconductor company. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For additional information, contact:

Clyde Ray Wallin, Chief Financial Officer

Tel: 408-934-7500

Fax: 408-935-7678

Email: RWallin@sipex.com